EXHIBIT 12

                              THE FINOVA GROUP INC.
            Computation of Ratio of Income to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in Thousands)

                                           Three Months Ended                             Year Ended
                                               March 31,                                 December 31,
                                      -----------------------------      ---------------------------------------------
                                          1997           1996                1996           1995            1994
                                      -------------- --------------      ------------- --------------- ---------------
Income from continuing
 operations before income
 taxes and preferred dividends        $     52,811   $      42,669      $    185,822   $     150,834   $     122,863
Add fixed charges:
 Interest expense                           97,172          88,224           366,543         337,814         210,001
 One-third rentals                             694             535             2,368           2,084           2,053
                                      ------------   -------------      ------------   -------------   -------------
   Total fixed charges                      97,866          88,759           368,911         339,898         212,054
                                      ------------   -------------      ------------   -------------   -------------
Income as adjusted                    $    150,677   $     131,428      $    554,733   $     490,732   $     334,917
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to fixed
 charges                                      1.54            1.48              1.50            1.44            1.58
                                      ============   =============      ============   =============   =============

Preferred stock dividends
 on a pre-tax basis                   $      1,932   $           0      $          0   $           0   $           0

Total combined fixed
 charges and preferred
 stock dividends                      $     99,798   $      88,759      $    368,911   $     339,898   $     212,054
                                      ------------   -------------      ------------   -------------   -------------
Ratio of income to combined
 fixed charges and preferred
 stock dividends                              1.51            1.48              1.50            1.44            1.58
                                      ============   =============      ============   =============   =============

                                       12